Exhibit 4.22

Amendment Number Seven to the

North Fork Bancorporation, Inc.

401(k) Retirement Savings Plan

The North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan (as amended and restated generally effective as of January 1, 2002) the (‘Plan’) is hereby amended in the following respects, effective as indicated below.

1. Effective January 1, 2006, Section 1.14 of the Plan is hereby amended to restate the definition of ‘Compensation’ as a separate new paragraph added to the end of existing Section 1.14, to read as follows:

“Effective January 1, 2006, “Compensation” means, with respect to all Participants, base pay, bonuses and overtime, increased by the amount of (i) any Before-tax Contributions made to the Plan on the Participant’s behalf; (ii) any amount by which the Participant’s current pay is reduced pursuant to the Participant’s election for benefits or coverage under a “cafeteria” plan as described in Section 125 of the Code and (iii) the amount by which the Participant’s current pay is reduced pursuant to the Participant’s election under a qualified transportation fringe benefit arrangement under Section 132(f) of the Code; and decreased by the amount of (i) severance pay received by the Participant; (ii) any contributions made on behalf of a Participant to a Supplemental Executive Retirement Plan; (iii) any amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and (iv) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option. Compensation to be taken into account under the Plan in any Plan Year shall not exceed $200,000, adjusted for changes in cost of living as provided in Section 401(a)(17)(B) of the Code.”

2. Effective as of the second payroll period in November of 2005, Section 3.1(a) of the Plan is hereby amended to read as follows:

“(a) Effective as of the second payroll period in November 2005, each Employee who is eligible to participate in the Plan may direct the Employer to contribute an amount on his behalf to the Plan as a Before-tax Contribution, by designating the amount of such Before-tax Contribution on the Appropriate Form in accordance with the election and deduction procedures applicable to the Appropriate Form. Such Before-tax Contribution shall be deducted from an Employee’s pay each payroll period, and shall be credited to his Before-tax Contribution Account. Each such Employee may elect on the Appropriate Form, Before-tax Contributions in any whole percentage, but in no event may the percentage elected be less than 1% or more than 20%. Effective January 1, 2006, in no event may the percentage elected by the Employee on the Appropriate Form exceed 50%.”

3. Effective as of January 1, 2005, Section 4.1 of the Plan is hereby amended to add the following new paragraph to the end thereof to read as follows:

“Effective January 1, 2005, in addition to the quarterly Bank Matching Contributions described above, the Employer shall contribute to the Plan as of the end of each Plan Year, an additional Bank Matching Contribution, which shall be known as a “True-up Bank Matching Contribution.” The True-up Bank Matching Contribution pursuant to this paragraph is intended to provide a Participant whose Before-tax Contribution was not made ratably over the year with the maximum amount of Bank Matching Contribution applicable to his Before-tax Contribution for the Plan Year that would apply had his Before-tax Contribution been contributed ratably over the Plan Year. Such True-up Bank Matching Contribution shall be equal to the difference between (i) 100% of the Participant’s Before-tax Contribution on amounts that do not exceed three percent (3%) of the Participant’s Compensation for the entire Plan Year plus fifty percent (50%) of the Participant’s Before-tax Contribution on amounts between four percent (4%) and six percent (6%) of Compensation for the entire Plan Year; and (ii) the amount of Bank Matching Contributions already contributed by the Employer through the last day of the Plan Year based on the quarterly allocation of Bank Matching Contributions described above. True-up Bank Matching Contributions may be contributed by the Bank on or before the last day of the Plan Year, but no later than the time limits permitted by law for contributing employer contributions with respect to the Plan Year to which they relate. A Participant need not be employed on the last day of the Plan Year to be entitled to a True-up Bank Matching Contribution.”

4. Effective March 28, 2005, Section 11.3 of the Plan is hereby amended to add the following new provisions to the end thereof to read as follows:

“Effective March 28, 2005, if the amount of a Participant’s Accounts does not exceed $1,000 at the time of distribution, it shall be distributed to the Participant in a lump sum as soon as practicable following his Termination of Employment. If the Participant does not elect, in accordance with procedures established by the Committee, to have such distribution paid directly to an Eligible Retirement Plan (as defined in Section 11.9) specified by the Participant in a direct rollover, or to receive the distribution directly in cash as a taxable distribution, it shall be automatically distributed in cash to the Participant. If the vested value of a Participant’s Accounts exceeds $1,000, but does not exceed $5,000, it shall be distributed to the Participant in a lump sum as soon as practicable following his Termination of Employment; provided, however, that if the Participant does not elect, in accordance with procedures established by the Committee, to have such distribution paid directly to an Eligible Retirement Plan (as defined in Section 11.9) specified by the Participant in a direct rollover, or to receive the distribution directly in cash as a taxable distribution, then the Committee shall make the distribution in a direct rollover to an individual retirement plan designated by the Committee as soon as practicable after his Termination of Employment, pursuant to Code Section 401(a)(31)(B). This paragraph shall not apply to Participants whose Termination of Employment occurs on or after Normal Retirement Age; in any such case, the distribution of such Participant’s benefit shall be subject to the involuntary lump sum distribution requirements of the preceding paragraph.”

5. Effective December 1, 2005, Article XVII of the Plan is hereby amended to add the following new Section 17.13 to the end thereof to read as follows:

“17.13 Transfer of Assets and Liabilities of GreenPoint 401(k) Savings Plan

Effective as of December 1, 2005, the GreenPoint 401(k) Savings Plan (the “GreenPoint Plan”) will be merged with and into the Plan. Accordingly, all assets and liabilities of the GreenPoint Plan will be transferred into the Plan.

The following shall apply to Participant funds transferred from the GreenPoint Plan:

(a)	All benefits protected under section 411(d)(6) of the Code with respect to any transferred funds and any related vesting schedules will be preserved as required by law, and all transferred funds will be accounted for separately as may be required to preserve such benefits and vesting rights or as may be required to preserve Participants’ tax basis with respect to such transferred funds, if any.

(b)	Any written beneficiary designations under the GreenPoint Plan with respect to any transferred funds will continue in effect with respect to such transferred funds until the Participant executes a new beneficiary designation form with respect to the Participant’s entire Plan interest, upon execution of which, the prior written beneficiary designation under the GreenPoint Plan shall become invalid. If no beneficiary designation with respect to funds transferred from the GreenPoint Plan has been previously filed, and no new beneficiary designation with respect to the Participant’s entire Plan interest is filed, then effective December 1, 2005, the default beneficiary provisions of Section 2.5 shall apply to such transferred funds. If a Participant has executed a beneficiary designation form with respect to funds transferred from the GreenPoint Plan, but has not executed a new beneficiary designation form with respect to his or her entire Plan interest, then the beneficiary designation form executed with respect to his or her funds transferred from the GreenPoint Plan shall apply to his or her entire Plan interest. All beneficiary designations shall be subject to the spousal consent requirements described in Section 2.5.

(c)	All loans that were initiated by Participants under the terms of the GreenPoint Plan prior to the merger shall continue to be administered in accordance with the terms and conditions applicable to the promissory note, loan application and loan rules that applied to the loan. All new loans initiated by a Participant whose accounts include assets attributable to the GreenPoint Plan shall be subject to the rules pertaining to loans applicable to the Plan.

(d)	To the extent such rights are not already provided under the terms of the Plan, all transferred funds will be available for in-service distributions for:

(i) withdrawals upon the Participant’s attainment of age 59 1/2 in any frequency,

(ii) withdrawal at any time with respect to transferred funds from the Transferred Employer Contribution Sub-Account and Transferred After-Tax Contribution Sub-Account of the Barclays/American Mortgage Restated Thrift Plan,

(iii) withdrawal at any time with respect to amounts transferred from the Transferred Employer Contribution Sub-Account and Transferred After-Tax Contribution Sub-Account of the GreenPoint Bank Incentive Savings Plan, at any time, and

(iv) any other circumstances under which in-service withdrawal was available under the terms of the GreenPoint Plan, but only with respect to the particular funds to which those in-service withdrawal rights applied.”

IN WITNESS WHEREOF, NORTH FORK BANCORPORATION, INC. has caused this Amendment to be executed by its duly authorized officer effective as of the dates above referenced.

NORTH FORK BANCORPORATION, INC.

Date Signed: , 2005

By	/s/ Daniel Healy
Daniel Healy
Executive Vice President and
Chief Financial Office

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